Exhibit 99.1

Newfield Reports Third Quarter 2008 Financial Results
2009 Capital Spending Plans Aligned with Estimated Cash Flow

FOR IMMEDIATE RELEASE

Houston – October 21, 2008 – Newfield Exploration Company (NYSE: NFX) today reported third quarter 2008 financial and operating results. Newfield will be hosting a conference call at 3:30 p.m. CDT, Wednesday, October 22. To participate in the call, dial 719-325-2179 or listen through the website at http://www.newfield.com.

Third Quarter 2008

Newfield’s production in the third quarter of 2008 was 61.4 Bcfe. Production during the third quarter reflects the impact of the deferral of more than 2 Bcfe of production as a result of recent storms in the Gulf of Mexico. Based on the pace of storm recovery, Newfield was today able to slightly increase its full-year 2008 expected range of production to 235-238 Bcfe, an increase of approximately 25% over 2007 pro forma production (adjusted for asset sales and acquisitions). Previous guidance was 234-238 Bcfe.

For the third quarter of 2008, Newfield reported net income of $724 million, or $5.48 per diluted share (all per share amounts are on a diluted basis). Income for the third quarter of 2008 includes a net unrealized gain on commodity derivatives of $846 million ($589 million after-tax), or $4.46 per share.

 Without the effect of this item, net income was $135 million, or $1.02 per share.

Revenues in the third quarter of 2008 were $680 million. Net cash provided by operating activities before changes in operating assets and liabilities was $396 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Capital Investments, Financial Update

“Both operationally and financially, Newfield is performing very well in 2008,” said David Trice, Chairman, President and CEO. “Unfortunately, the realities of today’s broader markets have shifted investor focus away from most traditional valuation metrics. Over the last 20 years, we have weathered many cycles and each time have relied on our strong balance sheet, hedging, ample access to liquidity and the proven track record of our management team. We are focused on what matters in 2009. We will fund the best projects. Our reduction in 2009 planned capital expenditures, $450 million less than our initial planned capital expenditures, will help ensure that we balance current growth expectations with our consistent goal of building long-term value for our shareholders. We have a diverse portfolio of assets which provide us with multiple options in today’s environment.”

Capital expenditures in the third quarter of 2008 were $514 million. Newfield reiterated that it expects 2008 capital investments to total approximately $2.2 billion, which includes a $226 million acquisition in the first half of the year.

Newfield today disclosed a significant reduction in its planned spending levels in 2009. For 2009, Newfield plans to invest $1.65 billion --- matching its capital budget with cash flow expectations. The 2009 budget includes approximately $100 million for capitalized interest and overhead. This reduced budget compares to preliminary guidance of approximately $2.1 billion (including capitalized interest and overhead), announced on September 9, 2008. Newfield expects 8-13% production growth in 2009, or a range of 255-267 Bcfe. A detailed budget overview will be presented during Newfield’s conference call with analysts and investors at 3:30 p.m. CDT, October 22, 2008.

For 2009, Newfield has hedged nearly 60% of its expected natural gas production and about 90% of expected domestic oil production. These hedge positions, which help ensure cash flow in 2009, are detailed in the Company’s @NFX publication on the Company’s website.

Newfield has a $1.25 billion credit revolver funded through 18 financial institutions. The largest commitment by a member of the syndicate of financial institutions is 8% of the facility. At the end of the third quarter, Newfield had $285 million of outstanding borrowings under the facility.

For an operational update on Newfield’s focus areas, please see the @NFX publication on the Company’s website.

The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX.  This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated fourth quarter 2008 results, estimated full-year 2008 production, estimated 2009 capital expenditures, cash flow and production growth, drilling and development plans and the timing of activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

3Q08 Actual Results
	3Q08 Actual
	Domestic	Int’l	Total
Production/Liftings*
Natural gas – Bcf	44.9	–	44.9
Oil and condensate – MMBbl	1.6	1.1	2.7
Total Bcfe	54.7	6.7	61.4

Average Realized Prices Note 1
Natural gas – $/Mcf	$7.25	$–	$7.25
Oil and condensate – $/Bbl	$70.57	$106.87	$85.44
Mcf equivalent – $/Mcfe	$8.05	$17.81	$9.12

Operating Expenses:
Lease operating
Recurring ($MM)	$44.8	$13.1	$57.9
per/Mcfe	$0.82	$1.94	$0.94
Major ($MM)	$9.5	$–	$9.5
per/Mcfe	$0.17	$–	$0.16

Production and other taxes ($MM)	$20.5	$30.1	$50.6
per/Mcfe	$0.38	$4.46	$0.82

General and administrative (G&A), net ($MM)	$34.6	$1.5	$36.1
per/Mcfe	$0.63	$0.23	$0.59

Capitalized G&A ($MM)			$(17.9)
per/Mcfe			$(0.29)

Interest expense ($MM)			$36.2
per/Mcfe			$0.59

Capitalized interest ($MM)			$(16.8)
per/Mcfe			$(0.27)

*Reflects approximately 2 Bcfe of deferred domestic gas production related to GOM storms.

Note 1: Actual average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for total gas would have been $8.67 per Mcf and the total oil and condensate average realized price would have been $106.04 per barrel.

4Q08 Estimates
4Q08 Estimates
	Domestic	Int’l	Total
Production/Liftings*
Natural gas – Bcf	42.0 – 44.2	–	42.0 – 44.2
Oil and condensate – MMBbl	1.8 – 1.9	1.4 – 1.5	3.2 – 3.4
Total Bcfe	52.8 – 54.6	8.3 – 8.7	61.1 – 63.3

Average Realized Prices
Natural gas – $/Mcf	Note 1
Oil and condensate – $/Bbl	Note 2	Note 3
Mcf equivalent – $/Mcfe

Operating Expenses:
Lease operating
Recurring ($MM)	$39.4 - $43.6	$13.3 - $14.7	$52.7 - $58.3
per/Mcfe	$0.75 - $0.80	$1.60 - $1.69	$0.86 - $0.92
Major (workover, repairs, etc.) ($MM)	$8.3 - $9.1	$0.7 - $0.8	$9.0 - $9.9
per/Mcfe	$0.16 - $0.17	$0.08 - $0.09	$0.14 - $0.16

Production and other taxes ($MM)Note 4	$19.7 - $21.8	$15.8 - $17.5	$35.5 - $39.3
per/Mcfe	$0.37 - $0.40	$1.90 - $2.00	$0.58 - $0.62

General and administrative (G&A), net ($MM)	$35.4 - $39.1	$1.5 - $1.7	$36.9 - $40.8
per/Mcfe	$0.67 - $0.72	$0.18 - $0.20	$0.60 - $0.64

Capitalized G&A ($MM)			$(17.2 - $19.1)
per/Mcfe			$(0.28 - $0.30)

Interest expense ($MM)			$32.0 - $36.0
per/Mcfe			$0.52 - $0.57

Capitalized interest ($MM)			$(15.0 - $17.0)
per/Mcfe			$(0.25 - $0.27)

Tax rate (%)Note 5			37 - 40%

Income taxes (%)
Current			15 - 20%
Deferred			80 - 85%

*Reflects approximately 3 Bcfe of deferred domestic gas production related to GOM storms.

Note 1: Gas prices in the Mid-Continent, after basis differentials, transportation and handling charges, typically average 75 – 85% of the Henry Hub Index. Gas prices in the Gulf Coast, after basis differentials, transportation and handling charges, are expected to average $0.40 – $0.60 per MMBtu less than the Henry Hub Index.
Note 2: Oil prices in the Gulf Coast typically equal the NYMEX WTI price. Rockies oil prices average about $15 per barrel below WTI. Oil production from the Mid-Continent typically averages 96 – 98% of WTI.
Note 3: Oil in Malaysia typically sells at a slight discount to Tapis, or about 90% of WTI. Oil production from China typically sells at $10 - $15 per barrel below WTI.
Note 4: Guidance for production taxes determined using $70/Bbl oil and $7/MMBtu gas.
Note 5:  Tax rate applied to earnings excluding unrealized gains or losses on commodity derivatives.

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007

Oil and gas revenues	$680	$419	$1,887	$1,384

Operating expenses:
Lease operating	67	64	184	268
Production and other taxes	51	25	154	63
Depreciation, depletion and amortization	181	162	504	539
General and administrative	36	37	105	107
Total operating expenses	335	288	947	977

Income from operations	345	131	940	407

Other income (expenses):
Interest expense	(36)	(29)	(83)	(80)
Capitalized interest	16	13	43	35
Commodity derivative income (expense)	726	38	(247)	(43)
Other	8	1	10	3
	714	23	(277)	(85)

Income from continuing operations before income taxes	1,059	154	663	322

Income tax provision	335	62	247	125

Income from continuing operations	724	92	416	197
Loss from discontinued operations, net of tax	—	(9)	—	(60)
Net income	$724	$83	$416	$137

Earnings (loss) per share:
Basic --
Income from continuing operations	$5.59	$0.72	$3.22	$1.54
Loss from discontinued operations, net of tax	—	(0.07)	—	(0.47)
	$5.59	$0.65	$3.22	$1.07
Diluted --
Income from continuing operations	$5.48	$0.70	$3.15	$1.51
Loss from discontinued operations, net of tax	—	(0.06)	—	(0.46)
	$5.48	$0.64	$3.15	$1.05

Weighted average number of shares outstanding for basic earnings (loss) per share	129	128	129	127
Weighted average number of shares outstanding for diluted earnings (loss) per share	132	131	132	130

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	September 30, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$35	$250
Short-term investments	—	120
Other current assets	765	557
Total current assets	800	927

Oil and gas properties, net (full cost method)	7,180	5,923
Other assets	452	136
Total assets	$8,432	$6,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$1,003	$929

Other liabilities	206	322
Long-term debt	1,936	1,050
Deferred taxes	1,253	1,104
Total long-term liabilities	3,395	2,476

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,322	1,278
Treasury stock	(32)	(32)
Accumulated other comprehensive loss	(10)	(3)
Retained earnings	2,753	2,337
Total stockholders’ equity	4,034	3,581
Total liabilities and stockholders’ equity	$8,432	$6,986

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$416	$137
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	—	60
Depreciation, depletion and amortization	504	539
Stock-based compensation	17	18
Commodity derivative expense	247	43
Cash (payments) receipts on derivative settlements	(783)	174
Deferred taxes	213	47
	614	1,018
Changes in operating assets and liabilities	8	(75)
Net cash provided by continuing activities	622	943
Net cash used in discontinued activities	—	(12)
Net cash provided by operating activities	622	931

Cash flows from investing activities:
Additions to oil and gas properties and other	(1,551)	(1,539)
Acquisition of oil and gas properties	(231)	(578)
Proceeds from sale of oil and gas properties	2	1,281
Purchases of short-term investments	(22)	(43)
Redemption of short-term investments	70	24
Net cash used in continuing activities	(1,732)	(855)
Net cash used in discontinued activities	—	(41)
Net cash used in investing activities	(1,732)	(896)

Cash flows from financing activities:
Net proceeds under credit arrangements	285	—
Net proceeds from issuance of senior subordinated notes	592	—
Payments to discontinued operations	—	(38)
Proceeds from issuances of common stock	18	18
Stock-based compensation excess tax benefit	—	8
Purchases of treasury stock	—	(1)
Net cash provided by (used in) continuing activities	895	(13)
Net cash provided by discontinued activities	—	38
Net cash provided by financing activities	895	25

Effect of exchange rate changes on cash and cash equivalents	—	1

Increase (decrease) in cash and cash equivalents	(215)	61
Cash and cash equivalents from continuing operations, beginning of period	250	52
Cash and cash equivalents from discontinued operations, beginning of period	—	28

Cash and cash equivalents, end of period	$35	$141

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the third quarter of 2008 stated without the effects of certain items to net income is shown below:
3Q08
(in millions)
Net income	$724
Net unrealized gain on commodity derivatives (1)	(846)
Income tax adjustment for above item	257
Earnings stated without the effect of the above items	$135

(1) The determination of “Net unrealized gain on commodity derivatives” for the third quarter of 2008 is as follows:

3Q08
(in millions)
Commodity derivative income	$726
Cash payments on derivative settlements	116
Option premiums associated with derivatives settled during the period	4
Net unrealized gain on commodity derivatives	$846

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by (used in) operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

3Q08
(in millions)
Net cash provided by operating activities	$451
Net change in operating assets and liabilities	(55)
Net cash provided by operating activities before changes in operating assets and liabilities	$396